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                                                                     EXHIBIT 1.1

ARTICLES OF ASSOCIATION OF METSO CORPORATION
(Translation from Finnish into English)

SECTION 1
BUSINESS NAME AND DOMICILE

The company's business name is Metso Oyj in Finnish, Metso Abp in Swedish and Metso Corporation in English. The company's domicile is Helsinki.

SECTION 2
BRANCH OF INDUSTRY

The company's branch of industry is globally to design, develop, sell and manufacture products and systems of the engineering, mechanical, vehicle, electronics and automation industries as well as spare parts and maintenance services relating to these, either directly or through its subsidiary or affiliate companies.

As the parent company, the company may also attend to the organization, financing and purchases of the group of companies and to other joint tasks of the same kind, and it may own real estate, shares and participations and carry on securities trading and other investment business.

SECTION 3
MINIMUM CAPITAL AND MAXIMUM CAPITAL

The company's minimum capital is one hundred and seventy million (170,000,000) euros and its maximum capital is six hundred and eighty million (680,000,000) euros, within which limits the share capital may be increased or reduced without amending the company's Articles of Association.

SECTION 4
THE SHARES

The number of shares in the company is no less than 100,000,000 shares and no more than 400,000,000 shares. The par value of each share is one (1) euro and seventy (70) cents.

SECTION 5
BOOK-ENTRY SECURITIES SYSTEM

The company's shares belong to a book-entry securities system.

Rights to obtain funds to be distributed by the company and rights to subscribe when the share capital is increased, are held only by a person:

1. who on the record date is entered as a shareholder in the list of shareholders;

2. whose right to obtain payment is entered on the record date in the book-entry securities account of the shareholder entered in the list of shareholders and who is entered in the list of shareholders; or

3. if the share is administratively registered, in whose book-entry securities account the share is registered on the record date and who has the manager of his/her shares entered on the record date as shares manager in the list of shareholders.


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SECTION 6
BOARD OF DIRECTORS AND PRESIDENT

The company has a Board of Directors, a President and one or several Executive Vice Presidents, if required.

The Board of Directors has no less than five (5) and no more than eight (8) members. The term of office of a member of the Board of Directors ends at the end of the first annual general meeting of shareholders following the election.

The general meeting of shareholders elects the chairman, vice chairman and other members of the Board of Directors.

The Board of Directors elects the company's President and one or more Executive Vice Presidents, if required.

The Board of Directors meets when a meeting is convened by the chairman or, if he/she is prevented, the vice chairman. The Board of Directors constitutes a quorum when more than half its members are present and one of them is the chairman or the vice chairman.

The Board's decision shall be that opinion which is supported by more than one-half of the members present or, if the votes are equal, the opinion with which the chairman of the meeting agrees.

SECTION 7
SIGNING FOR THE COMPANY

The following persons sign for the company: the chairman of the Board of Directors, members of the Board of Directors and the President, two together, and the persons given the right by the Board of Directors to sign for the company, two together, or each one separately together with the chairman of the Board of Directors, a member of the Board of Directors, or together with the President.

SECTION 8
ACCOUNTING PERIOD

The company's accounting period is the calendar year.

SECTION 9
AUDITORS

The company has no less than one (1) and no more than three (3) auditors. In addition, the general meeting of shareholders may elect no more than two (2) deputy auditors.

The auditors and the deputy auditor must be auditors or an auditing corporation approved by the Central Chamber of Commerce.

The term of office of the auditors expires at the end of the annual general meeting of shareholders following the election.

SECTION 10
NOTICE CONVENING A MEETING

The notice convening the general meeting of shareholders must be delivered to the shareholders by a newspaper announcement which is published in at least two
(2) newspapers which are chosen by the Board of Directors and which are published regularly in Helsinki, or in some other verifiable way no more than two (2) months and no less than seventeen (17) days before the meeting.


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To be allowed to take part in a general meeting of shareholders a shareholder must report to the company by that day at the latest which is mentioned in the notice convening the meeting and which may not be earlier than ten (10) days before the general meeting of shareholders.

SECTION 11
ANNUAL GENERAL MEETING OF SHAREHOLDERS

The annual general meeting of shareholders shall be held each year before the end of June.

At the meeting:

the following are submitted

1.   the final accounts and the consolidated final accounts;

2.   the auditor's report;

the following decisions are taken

3. on confirmation of the profit and loss account and the balance sheet and of the consolidated profit and loss account and the consolidated balance sheet;

4. on measures justified by the profit or loss shown by the confirmed balance sheet or consolidated balance sheet, and on the date for any distribution of a dividend;

5. on formal approval of the actions of the members of the Board of Directors and the President;

6. on emoluments for the members of the Board of Directors and remuneration for the auditors;

7.   on the number of members on the Board of Directors;

8.   on the number of auditors;

the meeting elects

9.   the chairman, vice chairman and members of the Board of Directors, and

10.  the auditors and their deputies, if any.

If a voting is performed at general meetings of shareholders of the company, the chairman of the general meeting of shareholders shall determine the manner of voting.

SECTION 12
OBLIGATION TO REDEEM SHARES

A shareholder - either alone or together with other shareholders as defined hereinafter - who holds a proportion of all the shares in the company or of the number of votes yielded by the shares such that reaches or exceeds 33 1/3 percent or 50 percent (a shareholder who is obliged to redeem), is obliged at the request of other shareholders (shareholders entitled to redemption) to redeem their shares and the securities giving the right to these under the Companies Act in the manner provided for in this section. What is said in this section about shares and securities applies similarly to book-entry securities.

In calculating a shareholder's share of the total number of shares in the company and of the votes yielded by these, such shares shall also be included which belong to


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-    a collective body which according to the Companies Act belongs to the same group of companies as the shareholder,

- a corporation which, when drawing up consolidated accounts in accordance with the Accounting Act, is regarded as belonging to the same group of companies as the shareholder,

- pension foundations or pension funds of the above-mentioned collective bodies or corporations; and

- any such non-Finnish collective body or corporation which - if it were Finnish - would belong in the ways defined above to the same group of companies as the shareholder.

If a redemption obligation arises on the basis of totaled shareholdings or numbers of votes, those shareholders who are obliged to redeem shall jointly and severally attend to the implementation of the redemption with respect to the shareholders entitled to redemption. In such a situation, a demand for redemption is considered, even without a separate such demand, to be directed at all those shareholders who are obliged to redeem.

Should two shareholders reach or exceed the limit of shareholdings or votes resulting in an obligation to redeem such that both are simultaneously obliged to redeem, a shareholder entitled to redemption may demand redemption separately from each of them.

A redemption obligation does not concern such shares, or the securities giving the right to them, which the shareholder demanding redemption has acquired after the redemption obligation arose.

Price of redemption

The price of redemption of shares shall be the higher of the following:

a) the weighted average trading price of the share on the Helsinki Stock Exchange during the last ten (10) business days prior to the day when the shareholder obliged to redeem informed the company that the above-mentioned share of shareholdings or votes had been reached or exceeded or, should there be no such notification or should this not arrive within the fixed period of time, when the company's Board of Directors was informed of this in some other way;

b) that average price weighted with the number of shares, which the shareholder obliged to redeem has paid for the shares that he/she has procured or obtained in some other way over the last 12 months preceding the date defined in paragraph a) above.

If an acquisition affecting the average price is in a foreign currency amount, its corresponding value in Euro is calculated pursuant to the rate confirmed for the Euro seven (7) days preceding the date when the Board of Directors notifies the shareholders of the possibility of a redemption of shares.

What is said in the foregoing about the definition of a price of redemption for shares shall also apply to other securities to be redeemed.

Redemption procedure

A shareholder who is obliged to redeem shall within seven (7) days of the origin of the redemption obligation notify in writing the company's Board of Directors of this, addressing his/her notification to the company. The notification shall contain information on the number of shares held by the shareholder who is obliged to redeem and on the number and prices of shares procured or otherwise obtained by him/her over the last twelve (12) months. An address where the shareholder obliged to redeem can be reached shall be enclosed with the notification.

The Board of Directors shall inform the shareholders about any arisen redemption obligation within 45 days of receiving the above-mentioned notification or, if there is no such notification or it does not arrive within the fixed period of time, after the Board of Directors was notified in some other way of the arisen redemption obligation.


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The notification shall contain information on the time of origin of the redemption obligation and on the grounds for determination of the price of redemption in so far as these are known to the Board of Directors, and on the date by which a demand for redemption must be presented. The notification to the shareholders shall be given in compliance with the provisions of Section 10 of the Articles of Association concerning delivery of a notice convening a meeting.

A shareholder entitled to redemption shall demand redemption in writing within 30 days of the publication of the notification by the Board of Directors concerning the redemption obligation. The demand for redemption delivered to the company shall state the number of those shares and other securities which the demand concerns. The shareholder demanding redemption shall at the same time deliver to the company any share certificates or other documents giving the right to obtain the shares, to be delivered against the price of redemption to the shareholder obliged to redeem.

If no demand is presented within the fixed time in the aforementioned manner, the shareholder's right to demand redemption becomes void as regards the said redemption situation. The shareholder entitled to redemption has the right to recall his/her demand as long as no redemption has taken place.

On expiry of the period of time reserved for shareholders entitled to redemption, the Board of Directors shall inform the shareholder obliged to redeem of any demands for redemption which have been presented. The shareholder who is obliged to redeem shall, within 14 days of receiving information about the demands for redemption, pay the price of redemption in the manner determined by the company against conveyance of the shares and of the securities giving the right to the shares or, if the shares to be redeemed are entered in the book-entry securities accounts of the concerned shareholders, against a receipt given by the company. In such a case the company shall ensure that the redeeming shareholder is entered forthwith in the book-entry securities account as the owner of the redeemed shares.

On a price of redemption which is not paid within the fixed time, a penalty interest of 16 percent a year shall be calculated from the day when the redemption should have been paid at the latest. If the shareholder who is obliged to redeem has also failed to observe the above provisions concerning notification obligation, the penalty interest shall be calculated from the day when the notification obligation should have been fulfilled at the latest.

Other provisions

Any resolution passed at a general meeting of shareholders to amend or remove the provisions in this section shall be valid only if supported by shareholders having at least three-fourths of the votes cast and of the shares represented at the meeting.

Disagreements over the above redemption obligation, the related right to demand redemption and the amount of the redemption price shall be settled by arbitration at the company's domicile observing the provisions of the Arbitration Proceedings Act (967/92). The law of Finland shall be followed in arbitration proceedings.


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